As filed with the Securities and Exchange Commission on June 19, 2015.
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

Registration Statement Under
The Securities Act of 1933

MERGE HEALTHCARE INCORPORATED
(Exact name of Registrant as Specified in its Charter)

DELAWARE	39-1600938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 North Orleans Street, 1st Floor Chicago, Illinois	60654
(Address of Registrant’s Principal Executive Offices)	(Zip Code)

MERGE HEALTHCARE INCORPORATED
2015 EQUITY INCENTIVE PLAN
(Full title of the plan)

Justin C. Dearborn
Chief Executive Officer
Merge Healthcare Incorporated
350 North Orleans Street, 1st Floor
Chicago, Illinois 60654
 (Name and address of agent for service)

(312) 565-6868
(Telephone number, including area code of agent for service)

Copy to:
Mark A. Harris, Esq.
Jeffrey R. Shuman, Esq.
Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐		Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)		Proposed Maximum Aggregate Offering Price(3)		Amount of Registration Fee

Common Stock, $0.01 par value per share	2,000,000 shares		$4.28		$8,560,000	$995
Common Stock, $0.01 par value per share	2,924,189 shares	$	NA	$	NA	$0	(4)
Common Stock, $0.01 par value per share	8,017,851 shares		$4.28		$34,316,402	$3,988
Total	12,942,040 shares		$4.28		$42,876,402	$4,983

(1)   Shares of common stock, $0.01 par value per share (the “Common Stock”), of Merge Healthcare Incorporated (the “Registrant”), reserved for issuance under the Merge Healthcare Incorporated 2015 Equity Incentive Plan (the “Plan”) represented hereby include (i) 2,000,000 newly authorized shares, (ii) 2,924,189 shares remaining available for grant under the Merge Healthcare Incorporated 2005 Equity Incentive Plan (the “Prior Plan”) and that were registered pursuant to registration statements on Form S-8 (file numbers 333-189588, 333-175030 and 333-125386) filed by the Registrant on June 25, 2013, June 20, 2011 and June 1, 2005 (such shares collectively referred to as the “Carried-Over Shares” and such registration statements referred to as the “Prior Registration Statements”) and (iii) 8,017,851 shares that may become issuable under the Plan if an outstanding award under the Prior Plan is canceled, forfeited or expires prior to exercise or realization  The Registrant is filing a post-effective amendment to the Prior Registration Statements to deregister the Carried-Over Shares from issuance under the Prior Plan contemporaneously with the filing of this registration statement on Form S-8 (the “Registration Statement”).

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction.

(3)   Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act.  The proposed maximum offering price per share is based upon the average of the high and low per share prices for the Common Stock as reported on The Nasdaq Global Select Market on June 12, 2015.

(4)   The registration fees previously paid on the Carried-Over Shares under the Prior Registration Statements are hereby carried forward to cover a portion of the registration fee due under this Registration Statement.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Rule 462 of the Securities Act.

PART I.  PLAN INFORMATION

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which have the file number 001-33006 unless noted otherwise, are hereby incorporated by reference in this Registration Statement and made a part hereof:

(a)	the Registrant’s Annual Reports on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2014 (the “Annual Reports”), as filed with the Commission on February 27, 2015 and April 30, 2015, respectively;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the Commission on April 30, 2015;

(c)	the Registrant’s Current Reports on Forms 8-K and 8-K/A, as filed with the Commission on March 3, 2015, April 28, 2015, May 11, 2015, May 29, 2015 and June 19, 2015; and

(d)	the description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A, as filed with the Commission on January 9, 1998 (file number 000-29486), including all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, nothing in this registration statement shall be deemed to incorporate (i) any information provided in documents incorporated by reference herein that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or (ii) any exhibits to the extent furnished in connection with such items.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Director Indemnification Agreements

We have entered into indemnification agreements with each of our directors that generally provide, among other things, for indemnification of the director (the “Indemnitee”) to the fullest extent permitted by applicable law against (i) all liabilities and expenses actually incurred by or on behalf of Indemnitee in connection with a proceeding other than proceedings by or in the rights of the company or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful and (ii) all liabilities and expenses actually incurred by or on behalf of Indemnitee in connection with a proceeding by or in the right of the company if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the company; provided, however, if applicable law so provides, no indemnification against such liabilities or expenses shall be made in respect of any claim, issue or matter in such proceeding as to which Indemnitee shall have been adjudged to be liable to the Company, unless and to the extent that the Delaware court shall determine that such indemnification may be made.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law, (“DGCL”), provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) of the DGCL provides that a similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines is fair and reasonable in view of all circumstances.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Bylaws

Section 8.01 of our bylaws provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

Section 8.02 of our bylaws provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director of the corporation or is or was serving at the request of the corporation as a director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Bylaws Indemnitee”), whether the basis of such Proceeding is an alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all cost, expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Bylaws Indemnitee in connection therewith and such indemnification shall continue as to an Bylaws Indemnitee who has ceased to be a director and shall inure to the benefit of the Bylaws Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) of Section 8.02 of the bylaws with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such Bylaws Indemnitee in connection with a Proceeding (or part thereof) initiated by such Bylaws Indemnitee only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation.

Any person entitled to indemnification pursuant to paragraph Section 8.02 of our bylaws shall also be reimbursed by the corporation for all expenses incurred in defending or preparing to defend any Proceeding for which such right to indemnification is applicable, in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Bylaws Indemnitee is not entitled to be indemnified for such expenses under Article VIII of our bylaws or otherwise.

The indemnification provisions contained in our bylaws are in addition to any other right that a person may have or acquire under any statute, bylaw, resolution of stockholders or directors or otherwise. We maintain insurance on behalf of our directors and officers insuring them against certain liabilities asserted against them in their capacities as directors or officers or arising out of such status, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5	Opinion of Jenner & Block LLP.

23.1	Consent of Jenner & Block LLP (Included in Exhibit 5).

23.2	Consent of BDO USA, LLP.

23.3	Consent of Mayer Hoffman McCann P.C.

24	Power of Attorney.

99.1
Merge Healthcare Incorporated 2015 Equity Incentive Plan (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 8, 2015).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Merge Healthcare Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 19, 2015.

Merge Healthcare Incorporated

By:	/s/ Justin C. Dearborn
Justin C. Dearborn
Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Justin C. Dearborn	Chief Executive Officer and Director
Justin C. Dearborn	(principal executive officer)	June 19, 2015

*	Chief Financial Officer
Steven M. Oreskovich	(principal financial officer and principal accounting officer)	June 19, 2015

*	Director	June 19, 2015
Michael P. Cole

*	Director	June 19, 2015
William J. Devers Jr.

*	Director	June 19, 2015
Michael W. Ferro, Jr.

*	Director	June 19, 2015
Matthew M. Maloney

*	Director	June 19, 2015
Richard A. Reck

*	Director	June 19, 2015
Neele E. Stearns, Jr.

*By:	/s/ Justin C. Dearborn

Justin C. Dearborn
Attorney-in-Fact**

**	By authority of the Power of Attorney filed as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description of Document

5	Opinion of Jenner & Block LLP.

23.1	Consent of Jenner & Block LLP (Included in Exhibit 5).

23.2	Consent of BDO USA, LLP.

23.3	Consent of Mayer Hoffman McCann P.C.

24	Power of Attorney.

99.1
Merge Healthcare Incorporated 2015 Equity Incentive Plan (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 8, 2015).